EXHIBIT A

(1)	Hellman & Friedman Capital Partners IV, L.P., H&F Executive Fund IV, L.P., H&F International Partners IV-A, L.P., and H&F International Partners IV-B, L.P. (collectively, the “H&F Partnerships”) own the Common Stock. H&F Investors IV, LLC (“H&F Investors”) is the general partner of each of the H&F Partnerships and the Designated Filer for purposes of this Form 4. The investment decisions of each of the H&F Partnerships are made by the investment committee of H&F Investors, which indirectly exercises voting and investment power with respect to the Common Stock.

(2)	Immediately.

(3)	These options are held by F. Warren Hellman, a former director of The Nasdaq Stock Market, Inc. (the “Company”), for the benefit of the H&F Partnerships. Mr. Hellman is a managing director of Hellman & Friedman LLC. Mr. Hellman disclaims beneficial ownership of the options except to the extent of any indirect pecuniary interest therein.

(4)	The Company and the H&F Partnerships amended and restated the $240 million in aggregate principal of 4% Convertible Subordinated Debentures due 2006 (the “4% Notes”) held by the H&F Partnerships to consist of $240 million in aggregate principal of 3.75% Series B Convertible Notes due 2012 (the “Series B Notes”). In connection with such amendment and restatement, the Company issued to the H&F Partnerships Series B Warrants to acquire 2,753,448 shares of Common Stock (the “Series B Warrants”).

(5)	These securities are directly owned by the H&F Partnerships. H&F Investors is the general partner of each of the H&F Partnerships. The investment decisions of each of the H&F Partnerships are made by the investment committee of H&F Investors, which indirectly exercises voting and investment power with respect to these securities.

(6)	The Series B Notes are convertible into Common Stock on or after April 22, 2006; provided, that they may be converted earlier in connection with a tender or exchange offer for Common Stock or a transaction or agreement, which, if consummated, would result in a merger or consolidation of the Company or the sale, lease or other transfer of all or substantially all of the consolidated assets of the Company in a transaction specified in clause (ii) (a “Specified Transaction”) of the definition of “Fundamental Change” included in the Indenture, dated as of April 22, 2005 (the “Indenture”), between the Company and Law Debenture Trust Company of New York, as trustee.

(7)	The Series B Notes have a maturity date of October 22, 2012. If any of the following events occur, the Series B Notes will be amended and restated in their entirety to reflect the terms of the 4% Notes (with the exception that at any time after November 3, 2005, the H&F Partnerships have the option to extend the maturity date of the Series B Notes beyond the original May 3, 2006 maturity date by the amount of time that elapsed between the issuance date of the Series B Notes and the date of such amendment and restatement): (x) (a) the Agreement and Plan of Merger among the Company, Norway Acquisition Corp. and Instinet Group Incorporated (the “Merger Agreement”) is terminated on or prior to October 24, 2005 and (b) (i) the Company has not entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration equal to or greater than $26 per share of Common Stock or (ii) if the Company has entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration less than $26 per share of Common Stock and no third party has commenced and has outstanding on October 24, 2005 a tender or exchange offer for all of the Company’s outstanding Common Stock for consideration equal to or greater than $26 per share of Common Stock or (y) if the Merger Agreement has not terminated on or prior to October 24, 2005, the date (if any) which is the earlier to occur of (a) the date that the Merger Agreement is terminated and (b) April 22, 2006 if the Merger (as defined in the Merger Agreement) has not been completed prior to such time.

(8)	The H&F Partnerships received the Series B Notes and the Series B Warrants in connection with the amendment of $240 million in aggregate principal amount of the formerly outstanding 4% Notes.

(9)	The Series B Warrants are exercisable for Common Stock on or after April 22, 2006; provided, that they may be exercised earlier in connection with a tender or exchange offer or a Specified Transaction that does not result in the redemption of the Series B Notes.

(10)	The Series B Warrants terminate upon the earlier to occur of (i) the amendment and restatement of the Series B Notes or (ii) the third anniversary of the closing date of the Merger.

(11)	The H&F Partnerships purchased the following securities: (i) $60 million in aggregate principal of 3.75% Series A Convertible Notes due 2012 (the “Series A Notes”) and (ii) Series A Warrants to acquire 646,552 shares of Common Stock (the “Series A Warrants”).

(12)	Subject to the immediately following sentence, the Series A Notes are convertible on or after April 22, 2006; provided, that they may be converted earlier in connection with a tender or exchange offer for Common Stock or a transaction or agreement, which, if consummated, would result in a Fundamental Change. The Series A Notes may not be converted prior to October 24, 2005 or, if later, five business days after a meeting of the Company stockholders (the “Stockholders Meeting”) duly called to consider the approval of the issuance of a portion of the shares of Common Stock issuable upon the conversion of the Series A Notes. The Company has agreed to hold the Stockholders Meeting as promptly as reasonably practicable and in any event no later than July 22, 2005.

(13)	The Series A Notes have a maturity date of October 22, 2012. If any of the following events occur, the Series A Notes will be redeemed by the Company for a price equal to the Adjusted Issue Price (as defined in the Indenture) of the Series A Notes to be redeemed plus any accrued and unpaid interest to, but not including, such redemption date: (x) (a) the Merger Agreement is terminated on or prior to October 24, 2005 and (b) (i) the Company has not entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration equal to or greater than $26 per share of Common Stock or (ii) if the Company has entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration less than $26 per share of Common Stock and no third party has commenced and has outstanding on October 24, 2005 a tender or exchange offer for all of the Company’s outstanding Common Stock for consideration equal to or greater than $26 per share of Common Stock or (y) if the Merger Agreement has not terminated on or prior to October 24, 2005, the date (if any) which is the earlier to occur of (a) the date that the Merger Agreement is terminated and (b) April 22, 2006 if the Merger (as defined in the Merger Agreement) has not been completed prior to such time. In addition, at any time on or prior to October 24, 2005 (or, if later, five business days after the Stockholders Meeting), the Company may, at its option, repurchase $3,817,342.50 in aggregate principal amount of the Series A Notes held by the H&F Partnerships for a repurchase price equal to 105% of such aggregate principal amount, plus any accrued and unpaid interest thereon.

(14)	The aggregate purchase price for the Series A Notes and the Series A Warrants was $60 million in cash.

(15)	These securities are directly owned by Norway Acquisition SPV, LLC, which is a wholly owned subsidiary of Norway Holdings SPV, LLC. The H&F Partnerships have sole voting and dispositive power with respect to such securities through their membership interest in Norway Holdings SPV, LLC. H&F Investors is the general partner of each of the H&F Partnerships. The investment decisions of each of the H&F Partnerships are made by the investment committee of H&F Investors, which indirectly exercises voting and investment power with respect to these securities.

(16)	Subject to the immediately following sentence, the Series A Warrants are exercisable on or after April 22, 2006; provided, that they may be exercised earlier in connection with a tender or exchange offer or a Specified Transaction that does not result in the redemption of the Series A Notes. The Series A Warrants may not be exercised prior to October 24, 2005 or, if later, five business days after the Stockholders Meeting. The Company has agreed to hold the Stockholders Meeting as promptly as reasonably practicable and in any event no later than July 22, 2005.

(17)	Unless earlier redeemed as provided in the immediately following sentence, the Series A Warrants terminate upon the third anniversary of the closing date of the Merger. If any of the following events occur, the Series A Warrants will be redeemed by the Company for a price equal to the dollar amount representing the product of (a) the fraction (i) the numerator of which shall be the amount of shares subject to the Series A Warrant and (ii) the denominator of which shall be the aggregate amount of shares subject to all Series A Warrants multiplied by (b) the sum of (i) $205,000,000 minus (ii) the aggregate Adjusted Issue Price of the Series A Notes: (x) (a) the Merger Agreement is terminated on or prior to October 24, 2005 and (b) (i) the Company has not entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration equal to or greater than $26 per share of Common Stock or (ii) if the Company has entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration less than $26 per share of Common Stock and no third party has commenced and has outstanding on October 24, 2005 a tender or exchange offer for all of the Company’s outstanding Common Stock for consideration equal to or greater than $26 per share of Common Stock or (y) if the Merger Agreement has not terminated on or prior to October 24, 2005, the date (if any) which is the earlier to occur of (a) the date that the Merger Agreement is terminated and (b) April 22, 2006 if the Merger (as defined in the Merger Agreement) has not been completed prior to such time.